                            CHURCH & DWIGHT CO., INC.
                  EXHIBIT 99.2 - FINANCIAL STATEMENT SCHEDULES

INDEPENDENT AUDITORS' REPORT

To The Board of Directors and Stockholders of
Church & Dwight Co., Inc.
Princeton, New Jersey

We have audited the consolidated financial statements of Church & Dwight Co., Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and have issued our report thereon dated March 10, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142) such consolidated financial statements and report are included elsewhere in this Form 10-K. Our audits also included the consolidated financial statement schedule of Church & Dwight Co., Inc. and subsidiaries, listed in Item 15. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 10, 2003


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
                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

                                                         2002       2001      2000
                                                        ------     ------    ------

ALLOWANCE FOR DOUBTFUL ACCOUNTS:

      Balance at beginning of year                      $3,666     $2,052    $1,552
                                                        ------     ------    ------
      Additions (Reductions):
            Charged to expenses and costs               (1,223)     1,950       700
            Acquisition of subsidiary/product lines       (300)       788        --
                                                        ------     ------    ------
                                                        (1,523)     2,738       700
      Deductions:
            Amounts written off                            597      1,105       190
            Foreign currency translation adjustments        --         19        10
                                                        ------     ------    ------
                                                           597      1,124       200
                                                        ------     ------    ------

      BALANCE AT END OF YEAR                            $1,546     $3,666    $2,052

There was an additional reserve related to non-trade receivables which had no activity or balance in 2000 and 2001, but had a provision of approximately $1.4 million during 2002.


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